PRELIMINARY COPY
SUBJECT TO COMPLETION

[LOGO]                                          AlliedSignal Inc.
                                                P.O. Box 3000
                                                Morristown, NJ 07962-2496

LARRY BOSSIDY
Chairman and
Chief Executive Officer

September   , 1998

Dear AMP Shareowners:

     On August 4, we presented you with the opportunity to sell your stock to AlliedSignal for $44.50 per share in cash. At that time, AMP stock was selling at approximately $29 per share, and our offer represented a premium of approximately 55%. Since then the Dow Jones Industrial Average has declined by 11.3% and the S&P 500 Stock Index has declined by 9.3%. If we had not made our offer, what would your stock be worth today?

     The AMP Board rejected our offer and said to you: 'Trust us.' They asked you not to tender your shares as a vote of confidence in their restructuring plan. For three years they have promised that performance would improve, but they have consistently reported disappointing results, and AMP's share price has under-performed the market.

     On September 11 you voiced your overwhelming support for our $44.50 offer by tendering 72% of your shares. This is an exceptionally strong message that the shareowners want the company sold.

     Rather than removing the anti-takeover measures already in place, the AMP Board has instead strengthened the poison pill and put new obstacles in the way of your being able to decide for yourself whether to sell all your shares to AlliedSignal.

     This consent solicitation is designed to remove those obstacles. The first proposal would make the 'poison pill' inapplicable to any offer supported by the AMP shareowners. In our judgment, our second set of proposals, focusing on the election of our nominees to the AMP Board, increases the likelihood that you will be the ultimate decision makers on whether to sell all your AMP shares for $44.50 per share in cash.

     This is your opportunity to prevent the existing AMP directors and management from standing in the way of your realizing $44.50 in cash for all your shares. In consenting to these proposals, you will take back the power to decide the future of your investment.

     I urge you to read the enclosed materials, which describe our proposals in greater detail. Then, please fill out and sign the enclosed blue card as soon as possible and mail it in the envelope provided.

                                         Sincerely,

                                         LARRY BOSSIDY
                                         Chairman and Chief Executive Officer

                                   IMPORTANT

     1. If your shares of Company Common Stock are held in your own name, please mark, sign and date the enclosed BLUE consent card and mail it to Morrow & Co., Inc. in the postage-paid envelope provided.

     2. If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only that entity can execute a consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a BLUE consent card to be signed representing your shares. AlliedSignal and PMA urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to AlliedSignal and PMA in care of Morrow & Co., Inc. so that AlliedSignal and PMA will be aware of all instructions given and can attempt to ensure that these instructions are followed.

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

PRELIMINARY COPY
SUBJECT TO COMPLETION
SEPTEMBER   , 1998
                               CONSENT STATEMENT
                                       OF
                               ALLIEDSIGNAL INC.
                          PMA ACQUISITION CORPORATION

     This Consent Statement is furnished by AlliedSignal Inc., a Delaware corporation ('AlliedSignal'), and its wholly owned subsidiary, PMA Acquisition Corporation, a Delaware corporation ('PMA'), in connection with the solicitation by AlliedSignal and PMA of written consents from holders of shares of Common Stock without par value of AMP Incorporated, a Pennsylvania corporation (the 'Company'), to take the following actions without a shareholders meeting, as permitted by the Company's Articles of Incorporation and Pennsylvania law.

     AlliedSignal is soliciting the support of the Company's shareholders for two sets of proposals (the 'Proposals').

     The first proposal, the 'Shareholder Rights Proposal,' if approved by the Company's shareholders, is intended to remove from the Company's Board of Directors all powers with respect to the Rights Agreement and would vest those powers in a group of three representatives, the 'Rights Agreement Managing Agents'. The Rights Agreement Managing Agents will cause the Rights Agreement to be amended in a number of respects, including making it inapplicable to: (i) any tender or exchange offer, if, as a result of that offer, the offeror and its affiliates would be the beneficial owners of a majority of outstanding shares of Company Common Stock and (ii) any merger (including the Proposed Merger, as defined below) if the merger either does not require shareholder approval or is approved by the requisite vote of Company shareholders. The Rights Agreement Managing Agents will also cause the Rights Agreement to be amended to make the Rights redeemable and will cause the Rights Agreement to be amended to make other changes to facilitate an acquisition of the Company.

     These amendments to the Rights Agreement will restore to the Company shareholders the power to decide whether to accept AlliedSignal's offer for all shares of Company Common Stock and proposed merger or any superior offer for the Company.

     The second set of proposals, the 'Nominee Election Proposals,' if approved by the Company's shareholders, would result in the AlliedSignal Nominees becoming a majority of the Company Board. The Nominees, if elected, intend, subject to their fiduciary duties to consider any superior offer, to cause the Company to enter into an agreement providing for a merger or similar business combination with AlliedSignal providing for payment to the Company shareholders of $44.50 per share in cash. This agreement would be subject to the approval of holders of at least 66 2/3% of the outstanding shares of Company Common Stock unless AlliedSignal shall have previously acquired 80% or more of the outstanding shares of Company Common Stock pursuant to its tender offers or otherwise.

     The Company Board has fixed October 15, 1998, as the record date for the solicitation for the Nominee Election Proposals (the 'Record Date'). AlliedSignal has asked the Company to confirm that October 15, 1998 will also be the record date for the Shareholder Rights Proposal.

     This Consent Statement and the related BLUE consent card are first being
sent or given on or about        , 1998, to all holders of record of shares of
Company Common Stock on the Record Date. The Company Common Stock constitutes the only outstanding class of voting securities of the Company. Accordingly, only holders of shares of Company Common Stock are entitled to execute and deliver consents.

     ALLIEDSIGNAL AND PMA RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS.

                               TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                         --------
Background of the Solicitation........................................................................          3

The Proposals.........................................................................................          5

     Shareholder Rights Proposal......................................................................          5

     Nominee Election Proposals.......................................................................          8

Voting Securities and Principal Holders...............................................................         14

Certain Information Concerning AlliedSignal and PMA...................................................         14

Solicitation of Consents..............................................................................         15

Consent Procedure.....................................................................................         16

Effectiveness and Revocation of Consents..............................................................         16

Special Instructions..................................................................................         17

Dissenters' Rights....................................................................................         17

Litigation............................................................................................         18

ANNEX I...............................................................................................      A-I-1

ANNEX II..............................................................................................     A-II-1

ANNEX III.............................................................................................    A-III-1

ANNEX IV..............................................................................................     A-IV-1

ANNEX V...............................................................................................      A-V-1

ANNEX VI..............................................................................................     A-VI-1

                         BACKGROUND OF THE SOLICITATION

     On August 10, 1998, PMA commenced an offer to purchase all the outstanding shares of Company Common Stock, together with the associated common stock purchase rights (the 'Rights' and, together with the Company Common Stock, the 'Shares') issued pursuant to the Rights Agreement of the Company, dated October 25, 1989, between the Company and the Rights Agent thereof, as amended (the 'Rights Agreement' or the 'Poison Pill'), at $44.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in PMA's Offer to Purchase, dated August 10, 1998 (the 'Offer to Purchase'), and in the related Letter of Transmittal (which collectively constitute the 'Initial Offer').

     In order to facilitate the acquisition of control of, and the entire equity interest in, the Company and to obtain a significant vote for purposes of this consent solicitation, on September 14, 1998, AlliedSignal and PMA revised the Initial Offer and is now offering to purchase up to an aggregate of 40 million Shares at $44.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended by the First Supplement to the Offer to Purchase, dated September 14, 1998, and in the revised Letter of Transmittal (which, as amended and supplemented from time to time, collectively constitute the 'Amended Offer').

     The purposes of the Amended Offer are for AlliedSignal, through PMA, to acquire a significant equity interest in the Company as the first step toward a business combination of AlliedSignal and the Company and to obtain a significant vote for purposes of this consent solicitation. Following PMA's acceptance for payment of Shares in the Amended Offer, PMA intends to commence another tender offer (the 'Second Offer') to purchase all outstanding Shares not owned by PMA at a price of $44.50 per Share, net to the seller in cash, without interest, upon essentially the same terms and subject to the same conditions set forth in the Offer to Purchase, in order to acquire control of, and the entire equity interest in, the Company.

     Because the Amended Offer contemplates the purchase of up to 40 million Shares, AlliedSignal and PMA believe that, based on the number of Shares outstanding as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, they will not become an 'Acquiring Person' under the Poison Pill and that the provisions of Subchapter E, F, G and I of Chapter 25 of the Pennsylvania Business Corporation Law (the 'PBCL') will not be triggered.

     On August 12, 1998, AlliedSignal filed preliminary proxy material for its consent solicitation, in which it was seeking shareholders' consent to the election of the Nominees and other proposals set forth below under 'THE PROPOSALS -- Nominee Election Proposals.'

     Subject to the fulfillment of their fiduciary duties as directors of the Company to consider any superior proposal, the Nominees intend, if elected as directors of the Company, to cause the Company to enter into and consummate a merger or similar business combination (a 'Proposed Merger') with AlliedSignal as soon as reasonably practicable and under circumstances in which the Rights would not be triggered. The Nominees also intend to take whatever other actions are appropriate, subject to fulfillment of their fiduciary duties as directors of the Company, to facilitate the Amended Offer, the Second Offer and Proposed Merger, including approving the Second Offer and Proposed Merger for purposes of the Business Combination Statute. The purpose of the Proposed Merger under these circumstances would be to acquire all of the Shares not tendered and purchased pursuant to the Amended Offer, the Second Offer or otherwise. Pursuant to the Proposed Merger, each outstanding Share (other than Shares owned by AlliedSignal, PMA, or any of their subsidiaries, Shares held in the treasury of the Company and Shares owned by shareholders who perfect available appraisal rights under the PBCL) would be converted into the right to receive an amount in cash equal to $44.50 per Share.

     At the time that AlliedSignal and PMA commenced the Initial Offer, the Rights Agreement had provided that, under certain circumstances, the decision to redeem the Rights required the concurrence of a majority of the members of the Company Board who were members of the Company Board prior to October 25, 1989 (the 'Continuing Directors') and their nominees (the 'Dead Hand Provision'). AlliedSignal and PMA believed that the Dead Hand Provision was unenforceable. Accordingly, on August 4, 1998, AlliedSignal filed a complaint against the Company in the United States District Court for the Eastern District of Pennsylvania (the 'Complaint') in which it sought to have the Dead Hand Provision declared invalid.

     AlliedSignal also believed that the Rights Agreement, as in effect at the time the Initial Offer commenced, would have permitted AlliedSignal to consummate a merger with the Company without triggering the dilutive effect of the Rights (even if the Continuing Directors refused to redeem the Rights), so long as AlliedSignal did not acquire 20% or more of the Company Common Stock before the merger. AlliedSignal was also of the view that, if the Nominees were elected to and constituted a majority of the Company Board, the Continuing Directors could have been persuaded to redeem the Rights, in furtherance of their fiduciary duties to the Company, although there were no assurances that this would have been the case.

     On August 21, 1998, the Company filed with the Securities and Exchange Commission (the 'Commission') a Solicitation/Recommendation Statement on
Schedule 14D-9 which reflected the conclusion of the Company Board that the Initial Offer was not in the best interests of the Company and its relevant constituencies and recommended to Company shareholders that they reject the Initial Offer.

     Moreover, in response to the Initial Offer and to AlliedSignal's stated intention to seek shareholder consent to the election of the Nominees, the Company Board, at a meeting held on August 20, 1998, approved Amendment No. 3 to the Rights Agreement which provided that:

          (i) unless the Rights are redeemed prior thereto, a merger or other business combination transaction will be an event triggering a Transaction Exercise Right, irrespective of whether other events have previously occurred to cause the Rights Certificates to have been distributed, (ii) the Rights shall become nonredeemable upon a change in the Board occurring at any time following receipt of an unsolicited acquisition proposal such that the disinterested directors (as such term is defined under Pennsylvania law) in office prior to the first such unsolicited acquisition proposal, together with their successors as may be approved by the Board of Directors prior to their election, no longer constitute a majority of the Board of Directors, (iii) the Qualifying Offer exception shall be applicable unless and until the Rights become nonredeemable under clause
     (ii) above, and (iv) the Rights Agreement generally may not be amended when the Rights are not redeemable.

     The amendment to the Rights Agreement (the 'Nonredemption Provision'), which effectively replaced the Dead Hand Provision, makes the Rights non-redeemable by any directors, even 'disinterested' directors, if a majority of the Company Board are persons other than the present directors of the Company or their designees. The Nonredemption Provision also eliminated AlliedSignal's ability to consummate a merger without a prior redemption of the Rights.

     The Nonredemption Provision would remain in effect until the expiration of the Rights Agreement on November 6, 1999 and, if the Nominees are elected and constitute a majority of the Company Board, would preclude a business combination prior to November 6, 1999 by the Company with any person, including AlliedSignal, no matter what the price offered or terms specified. At the August 20, 1998 meeting, the Company Board also adopted a resolution providing that, for a period of six months after the expiration of the Rights Agreement, the Company will neither adopt nor have in place a shareholder rights plan.

     AlliedSignal and PMA believe that the Nonredemption Provision is invalid and unenforceable because it unlawfully interferes with the shareholders' rights to elect directors and unlawfully deprives directors of their ability to manage the business and affairs of the Company. AlliedSignal is amending its Complaint to have the Nonredemption Provision declared invalid and unenforceable.

     Complete information about the Initial Offer and the Amended Offer is contained in the Offer to Purchase and the First Supplement to the Offer to Purchase, each of which is available upon request from the Information Agent for the Offer, Morrow & Co., Inc. ('Morrow'), and in the Tender Offer Statement on
Schedule 14D-1 (the 'Schedule 14D-1') as amended, which was initially filed with the Commission on August 10, 1998. The Schedule 14D-1 and any amendments, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth under 'CERTAIN INFORMATION CONCERNING ALLIEDSIGNAL AND PMA.'

     ADOPTION OF THE PROPOSALS IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE SECOND OFFER AND THE PROPOSED MERGER. ACCORDINGLY, YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT CARD.

     THIS CONSENT STATEMENT IS A REQUEST FOR CONSENTS TO THE PROPOSALS ONLY. IT IS NOT A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE, AS AMENDED.

                                 THE PROPOSALS

     AlliedSignal and PMA are seeking written consents from holders of shares of Company Common Stock to take the following actions without a shareholders' meeting, as permitted by the Company's articles of incorporation and the PBCL.

     THE SHAREHOLDER RIGHTS PROPOSAL IS SEPARATE AND DISTINCT FROM THE NOMINEE ELECTION PROPOSALS. COMPANY SHAREHOLDERS MAY APPROVE THE SHAREHOLDER RIGHTS PROPOSAL WITHOUT APPROVING THE NOMINEE ELECTION PROPOSALS, MAY APPROVE SOME OR ALL OF THE NOMINEE ELECTION PROPOSALS WITHOUT APPROVING THE SHAREHOLDER RIGHTS PROPOSAL, OR MAY APPROVE ALL OF THE PROPOSALS.

     The effectiveness of each of the Nominee Election Proposals is subject to, and conditioned upon, the adoption of each of the other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not so adopted, AlliedSignal reserves the right to waive, but only with respect to Nominee Election Proposal 5, this condition.

SHAREHOLDER RIGHTS PROPOSAL

     The Shareholder Rights Proposal would Amend Section 2.1 of Article II of the Company By-laws to provide that all powers of the Company and rights and duties of the Company Board with respect to the Rights Agreement and any other plan, agreement, contract, security, warrant or other instrument of a type or kind authorized by or referred to in Section 2513 of the PBCL will not be vested in or exercised by the Company Board and will instead be exclusively vested in and exercised by the Rights Agreement Managing Agents (or, if any Rights Agreement Managing Agent is unable to serve due to death, disability or otherwise, any other person designated by the remaining Rights Agreement Managing Agents) and to provide that Section 2.1 may be amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares. The Rights Agreement Managing Agents are
                         ,                               , and
                                     . Biographical information with respect to
each of them is set forth in Annex VI to this Consent Statement.

     The text of this proposed amendment to the Company By-Laws, which should be carefully reviewed, is set forth in Annex IV to this Consent Statement.

     If the Shareholder Rights Proposal is approved, the Rights Agreement Managing Agents will cause the Rights Agreement to be amended to provide that:

          (i) a 'Qualifying Offer' is any tender offer or exchange offer for shares of Company Common Stock pursuant to which a sufficient number of shares of Company Common Stock are tendered at any expiration date of the offer so that, if purchased by the offeror pursuant to the offer, the offeror and its affiliates, taking into account shares of Company Common Stock then already beneficially owned by the offeror and its affiliates, would be the beneficial owners of a majority of the outstanding shares of Company Common Stock;

          (ii) a 'Qualifying Business Combination' is any consolidation or other business combination of the Company with or into a third party if the transaction does not require a shareholder vote (that is, it qualifies as a 'short form' merger under Section 1924 of the PBCL because the third party owns 80% or more of the Company Common Stock at the time of the merger) or the transaction is approved by the requisite vote of shareholders of the Company;

          (iii) Section 13 of the Rights Agreement (the so called 'flip over' provision that is applicable to mergers and other business combinations) is not applicable to a Qualifying Business Combination; and

          (iv) the foregoing amendments (the 'Qualifying Offer Exceptions') to the Rights Agreement may not be changed until expiration of the Rights Agreement.

     The Qualifying Offer Exceptions would render the Poison Pill inapplicable to any tender or exchange offer (not just the AlliedSignal Second Offer) in which a sufficient number of shares of Company Common Stock are tendered by any expiration date so that, if purchased by the offeror pursuant to the offer, the offeror and its affiliates would be beneficial owners of a majority of the outstanding shares of Company Common Stock. The Qualifying Offer Exceptions would also render the Poison Pill inapplicable to any merger (not just the Proposed Merger) approved by the requisite vote of shareholders or to any merger with a third party that owns 80% or more of the Company Common Stock at the time of the merger.

     In addition, the Rights Agreement Managing Agents will cause the Rights Agreement to be further amended to: (i) substitute references to the Rights Agreement Managing Agents throughout the Rights Agreement for references to the Company Board; (ii) amend Section 26 of the Rights Agreement to permit the Rights Agreement Managing Agents to amend the Rights Agreement (other than the Qualifying Offer Exceptions) prior to the time the Rights are no longer redeemable; (iii) delete Section 13(e) in its entirety from the Rights Agreement; (iv) amend Section 23 of the Rights Agreement to make the Rights redeemable by the Rights Agreement Managing Agents at any time prior to the earlier to occur of (a) the expiration of the Rights Agreement and (b) the close of business on the tenth business day after the date that any person or group of persons becomes an 'Acquiring Person' under the Rights Agreement; (v) amend
Section 28 of the Rights Agreement to clarify that the Rights Agreement Managing Agents have the exclusive power and authority to administer the Rights Agreement; and (vi) make other clarifying changes to the Rights Agreement with respect to the powers and duties of the Rights Agreement Managing Agents and the Rights Agent.

     The effect of the second set of amendments to the Rights Agreement would be to (i) clarify for all purposes that the Rights Agreement Managing Agents have all power and authority to administer, interpret and amend the Rights Agreement in place of the Company Board; (ii) amend the nonredemption provision of the Poison Pill, so that the Poison Pill can be amended prior to the Rights becoming non-redeemable; and (iii) make the Rights subject to redemption by vote of the Rights Agreement Managing Agents, without regard to whether the Nominees constitute a majority of the Company Board.

     The text of the proposed amendments to the Rights Agreement, which should be carefully reviewed, is set forth in Annex V to this Consent Statement.

     By consenting to the Shareholder Rights Proposal, shareholders are, in effect, authorizing the Rights Agreement Managing Agents to take all of the foregoing actions with respect to the Poison Pill and are delegating exclusively to the Rights Agreement Managing Agents all future decisions concerning the terms and administration of the Poison Pill, with the sole exception of making any further amendments to the Qualifying Offer Exceptions, which by their terms cannot be further amended.

     Absent adoption and implementation of the Shareholder Rights Proposal and related amendments of the Poison Pill, if the Nominees are elected and the Nonredemption Provision is not judicially invalidated, the Poison Pill may not be redeemed by the Company Board until November 6, 1999. In that event, AlliedSignal could not consummate the Second Offer or a Proposed Merger until the date the Rights Agreement expires nor could any third party effect a combination with the Company during that period no matter what the price or the terms.

     AlliedSignal's position is clear. The choice between AlliedSignal's Amended Offer, Second Offer and Proposed Merger and the Company's program should be that of the Company's shareholders. Each side should present its most compelling arguments and the Company shareholders should have an opportunity to decide. The Company's amendment of the Poison Pill to substitute the Nonredemption

Provision for the Dead Hand Provision is intended to preclude shareholder decision on any acquisition proposal for over a year, and that delay, in AlliedSignal's view, is clearly oppressive and unacceptable.

     The Poison Pill makes it economically infeasible to acquire control of the Company in a transaction opposed by the Company Board, even if a significant majority of the shareholders were to favor the acquisition. Essentially the Poison Pill has this effect because it dilutes the ownership of stock held by any person who, after a change in control of the Company Board, acquires more than a threshold amount, in this case, 20% of the Company Common Stock. A poison pill is typically used as an instrument to furnish a board of directors bargaining power to negotiate, on behalf of the shareholders and other constituents, with a prospective acquiror. Furthermore, a board of directors usually retains the right to redeem a poison pill at a nominal value. This right to redeem permits a board on a continuing basis to evaluate any specific acquisition proposal and determine whether to accept that proposal and redeem the rights.

     Until August 20, 1998 the Poison Pill contained the Dead Hand Provision. Under the Dead Hand Provision, if there were a change in a majority of the directors of the Company, the Poison Pill would have been redeemable only by a majority of the Continuing Directors, essentially the present directors of the Company or their designees. Although AlliedSignal believed that the Dead Hand Provision was unenforceable, at least it allowed the Continuing Directors to redeem the Rights under circumstances considered appropriate by them in the exercise of their fiduciary duty.

     However, at the Company Board meeting on August 20, 1998, in response to the Initial Offer, the Company amended the Poison Pill to delete the Dead Hand Provision and to adopt the more draconian Nonredemption Provision which made the rights non-redeemable by any directors, even disinterested directors, if a majority of the Company Board were persons other than the present directors of the Company or their designees. The Nonredemption Provision would continue until the expiration of the Rights Agreement on November 6, 1999. On August 20, the Board of Directors of the Company also adopted a resolution providing that, for a period of six months after the expiration of the Rights Agreement, the Company will neither adopt nor have in place a shareholder rights plan.

     Although there are no cases or rulings directly on point in Pennsylvania, AlliedSignal believes that the Nonredemption Provision is invalid because it unlawfully interferes with the shareholders' rights to elect directors and because it unlawfully deprives directors of their ability to manage the business and affairs of the Company. AlliedSignal is seeking judicial relief against the Nonredemption Provision in its pending lawsuit in the Eastern District of Pennsylvania. There can be no assurance as to the outcome of this proceeding.

     Section 1721 of the PBCL provides:

             BOARD OF DIRECTORS -- Unless otherwise provided by statute or in a bylaw adopted by the shareholders, all powers enumerated in section 1502 (relating to general powers) and elsewhere in this subpart or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the bylaws, the powers and duties conferred or imposed upon the board of directors by this subpart shall be exercised or performed to such extent and by such person or persons as shall be provided in the bylaws. Persons upon whom liabilities of directors are imposed by this section shall to that extent be entitled to the rights and immunities conferred by or pursuant to this part and other provisions of law upon directors of a corporation. (Italics added).

     In addition, Article VII of the Company's Articles of Incorporation provides:

             Except as otherwise provided by statute or by these Articles of Incorporation as the same may be amended from time to time or by By-laws as the same may be amended from time to time, all corporate powers may be exercised by the Board of Directors.

     The provisions of Section 1721 of the PBCL relating to by-laws affecting the powers of directors are different from those of substantially all other jurisdictions. After consultation with its Pennsylvania counsel, Dechert Price & Rhoads, AlliedSignal believes that Section 1721 of the PBCL and the Company's Articles of Incorporation authorize a by-law such as that contained in the Shareholder

Rights Proposal. Accordingly, AlliedSignal believes that the Shareholder Rights Proposal, if adopted, will be valid and binding on the Company.

     The Pennsylvania courts have not ruled on the validity of the use of a by-law, as proposed by AlliedSignal, to remove specified powers from the Board, such as the power to amend a poison pill, and to vest those powers in another body. Furthermore, there is limited legal authority in other jurisdictions and considerable debate concerning the legality of the use of shareholder adopted by-laws to limit directorial authority with respect to poison pills.

     To ensure that the proposed By-law relating to the Rights Agreement Managing Agents, if adopted, cannot be unilaterally repealed by the Company Board, the proposed By-law amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding voting shares of the Company.

NOMINEE ELECTION PROPOSALS

     1. By-law Amendment Fixing Number of Directors at Twenty-Eight. This Proposal would amend Section 2.2 of Article II of the Company By-laws to fix the number of directors of the Company at twenty-eight and to provide that Section
2.2 may be amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares. The text of this proposed amendment to the Company By-laws, which should be carefully reviewed, is set forth in Annex IV to this Consent Statement.

     The Company By-laws currently provide that the Company Board is to consist of at least three directors, with the actual number of directors to be determined from time to time by the Company Board. The proposed By-law amendment would increase the size of the Company Board from eleven to twenty-eight so that, if the Proposal to elect the seventeen Nominees is approved, the Nominees will constitute a majority of the members of the Company Board. To ensure that this proposed amendment, if adopted, cannot be unilaterally repealed by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding voting shares of the Company.

     2. By-law Amendment Permitting Shareholders to Fill Vacancies on the Company Board. This Proposal would amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company Board created as a result of a shareholder amendment to the Company By-laws may be filled only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares and that this amendment to Section 2.4 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares. The text of this proposed amendment to the Company By-laws, which should be carefully reviewed, is set forth in Annex IV to this Consent Statement.

     The Company By-laws currently provide that vacancies on the Company Board, however caused, including vacancies resulting from an increase in the number of directors, may be filled by the Company Board. No provision is currently made for the filling of vacancies by shareholders. The proposed By-law amendment would grant to shareholders the exclusive right to elect the Nominees to fill the vacancies on the Company Board resulting from the increase in the size of the Company Board from eleven to twenty-eight members. To ensure that this proposed amendment, if adopted, cannot be repealed unilaterally by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding voting shares of the Company.

     3. By-law Amendment to Clarify Inapplicability of Advance Notification Provisions to Shareholder Action by Consent. This Proposal would amend Section
1.7.2 of Article I of the Company By-laws to clarify that a shareholder seeking to nominate persons for election to the Company Board by shareholder action by written consent need not comply with the Advance Notification Provisions and to provide that this amendment to Section 1.7.2 may be further amended or repealed only with the approval of shareholders of the Company holding a majority of the Company's outstanding voting shares. The text of this proposed amendment to the Company By-laws, which should be carefully reviewed, is set forth in Annex IV to this Consent Statement.

     Article IX of the Company's Articles of Incorporation provides that any action that may be taken at a meeting of the shareholders of the Company may be taken without a meeting if proper consent is made to the action. Section 1.5.3 of Article I of the Company By-laws currently provides that: 'Only persons who are nominated in accordance with the following procedures shall be eligible for election by the shareholders as directors.' The procedures set forth in Section
1.5.3 of Article I appear to apply only to nominations for election to the Company Board at meetings of shareholders. These procedures require, in general, that nominations of candidates for consideration by shareholders be submitted to the Secretary of the Company (i) with respect to an annual meeting, at least 45 days in advance of the date in the then-current year that corresponds to the date on which the Company first mailed its notice of annual meeting, proxy statement and proxy card for the prior year's annual meeting and (ii) with respect to a special meeting, by the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or public disclosure was made. The proposed amendment to Section 1.7.2 of Article I of the Company By-laws would clarify that the requirements of Section 1.5.3 of
Article I of the Company By-laws are inapplicable to the election of directors pursuant to action by written consent of shareholders. To ensure that this proposed amendment, if adopted, cannot be repealed unilaterally by the Company Board, the proposed amendment provides that it may be amended or repealed only by a vote of shareholders of the Company holding a majority of the outstanding shares of the Company.

     4. Election of Nominees. This Proposal would elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Poses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert C. Winters and Henry T. Yang (the 'Nominees') to serve as directors of the Company (or, if any Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a Nominee by the remaining Nominee or Nominees).

     Shareholders are being asked to elect as directors of the Company each of the seventeen Nominees named in the table below, each of whom has consented to serve as a director until the next annual meeting of shareholders or until his or her successor has been elected and qualified. AlliedSignal's primary purpose in seeking to elect the Nominees to the Company Board is to facilitate the consummation of the Second Offer and Proposed Merger. However, if elected, the Nominees, along with the other directors of the Company, would be responsible for managing the business and affairs of the Company. The Nominees understand that, as directors of the Company, each of them has an obligation under Pennsylvania law to discharge his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the Company and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. Circumstances may arise (which circumstances include the Proposed Merger as well as any proposal a third party might make to acquire or combine with the Company) in which the interests of AlliedSignal, PMA and their affiliates, on the one hand, and the interests of other shareholders of the Company, on the other hand, may differ. In these circumstances, while the Nominees currently do not have plans with respect to actions they would take, they intend to discharge their obligations owing to the Company under Pennsylvania law and in light of then prevailing circumstances, taking into account the effects of any actions taken on the Company's shareholders and other stakeholders. In addition, it is likely that, after the Nominees are seated on the Company Board, a large minority of directors on the Company Board will not be AlliedSignal nominees, but rather continuing AMP directors who will not have this type of conflict of interest.

     In this regard, Section 1728 of the PBCL and the Company By-laws expressly provide that a transaction between interested parties is not void or voidable if one of three tests, set forth in Section 1728 and the Company By-laws, is satisfied. These tests are: (i) disclosure of the material facts concerning the conflict to the Company Board and approval of the transaction by a majority of the disinterested Company directors; (ii) disclosure of the material facts concerning the conflict to the Company shareholders and approval in good faith by the requisite vote of the Company shareholders; or (iii) the transaction is fair to the Company. The Nominees, if elected, intend to comply with Section 1728 and the Company By-laws in all applicable circumstances. In addition (i) under the Company's Articles of Incorporation, any merger agreement (except for a merger agreement with a shareholder who owns 80% or more of the Company's Common Stock) entered into by the Company would be subject to the affirmative vote of at least 66 2/3% of the votes cast by all of the shareholders of the Company entitled to vote and (ii) if a Proposed Merger is consummated involving all or part cash consideration, dissenters' rights would be provided in accordance with Section 1930(a) of the PBCL. See 'DISSENTERS' RIGHTS' below.

     Although AlliedSignal and PMA have no reason to believe that any of the Nominees may be unable or unwilling to serve as directors, if any of the Nominees is unable to serve as a director of the Company due to death, disability or otherwise, the remaining Nominee or Nominees may designate another person or persons to replace the Nominee or Nominees unable to serve.

     Set forth below are the name, age, business address, present principal occupation and employment history of each of the Nominees for at least the past five years. This information has been furnished to AlliedSignal by the respective Nominees. Each of the Nominees has consented to serve as a director. Each of the Nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Hans W. Becherer, 63                  Mr. Becherer is Chairman and Chief Executive Officer of Deere & Company, a
Deere & Company                       manufacturer of mobile power machinery and a supplier of financial
One John Deere Place                  services. After serving in a variety of managerial and executive positions,
Moline, IL 61265-8098                 he became a director of Deere in 1986 and was elected President and Chief
                                      Operating Officer in 1987, President and Chief Executive Officer in 1989
                                      and Chairman and Chief Executive Officer in 1990. He is a director of
                                      AlliedSignal, The Chase Manhattan Corporation and Schering-Plough Corpora-
                                      tion.

Lawrence A. Bossidy, 63               Mr. Bossidy has been Chief Executive Officer of AlliedSignal since July
AlliedSignal Inc.                     1991 and Chairman of the Board of Directors of AlliedSignal since January
101 Columbia Road                     1992. He previously served in a number of executive and financial positions
Morristown, NJ 07962                  with General Electric Company. Mr. Bossidy was Chief Operating Officer of
                                      General Electric Credit Corporation (now General Electric Capital
                                      Corporation) from 1979 to 1981, Executive Vice President and Sector
                                      Executive of GE's Services and Materials Sector from 1981 to 1984, and Vice
                                      Chairman and Executive Officer of GE from 1984 until he joined
                                      AlliedSignal. He is a director of Champion International Corporation, J. P.
                                      Morgan & Co. Incorporated and Merck & Co., Inc. Mr. Bossidy is also a director of PMA.

Ann M. Fudge, 47                      Ms. Fudge, Executive Vice President of Kraft Foods, Inc., joined General
Maxwell House and                     Foods USA in 1986 and held several planning and marketing positions before
Post Division                         being appointed Executive Vice President and General Manager of the Dinners
Kraft Foods, Inc.                     and Enhancers Division in 1991. In 1994, she was named President of Kraft
555 South Broadway                    General Foods' Maxwell House Coffee Company. In 1995, Ms. Fudge assumed her
Mail Code TA1-2                       current position while continuing to head the Maxwell House Coffee Division
Tarrytown, NY 10591                   as General Manager. She became President of Kraft's Maxwell House and Post
                                      Division in 1997. Kraft is the multinational food business of Philip Morris
                                      Companies Inc. Ms. Fudge is a director of AlliedSignal and Liz Claiborne,
                                      Inc.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Paul X. Kelley, 69                    General Kelley is a Partner of J.F. Lehman & Company, an investment firm.
700 13th Street, N.W.                 He previously was Vice Chairman of Cassidy & Associates, Inc., a
Suite 400                             Washington-based government relations firm, from 1989 until early 1998, and
Washington, DC                        he served as Commandant of the Marine Corps and as a Member of the Joint
20005-5917                            Chiefs of Staff from 1983 until his retirement in 1987. General Kelley is a director of AlliedSignal, GenCorp Inc., Saul Centers, Inc., Sturm, Ruger &
                                      Company, Inc., UST Inc. and The Wackenhut Corporation.

Peter M. Kreindler, 53                Mr. Kreindler has been Senior Vice President, General Counsel and Secretary
AlliedSignal Inc.                     of AlliedSignal since December 1994. He was Senior Vice President and
101 Columbia Road                     General Counsel of AlliedSignal from March 1992 to November 1994. Mr.
Morristown, NJ 07962                  Kreindler is also a director and Vice President and Secretary of PMA.

Robert P. Luciano, 64                 Mr. Luciano is Chairman of the Board of Schering-Plough Corporation, a
Schering-Plough Corporation           manufacturer and marketer of pharmaceuticals and consumer products, which
One Giralda Farms                     he joined in 1978. He served as President from 1980 to 1986 and Chief
Madison, NJ 07940                     Executive Officer from 1982 through 1995. He has been Chairman of the Board since 1984. He is a director of AlliedSignal, C.R. Bard, Inc. and Merrill
                                      Lynch & Co.

Robert B. Palmer, 57                  Mr. Palmer is the former Chairman, President and Chief Executive Officer of
124 Mount Auburn Street               Digital Equipment Corporation, a provider of networked computer systems,
Suite 200 North                       software and services. He had advanced through a series of executive
Cambridge, MA 02138                   positions after joining Digital in 1985, becoming President and Chief
                                      Executive Officer in 1992 and Chairman of the Board in 1995. He is a
                                      director of AlliedSignal.

Russell E. Palmer, 64                 Mr. Palmer is Chairman and Chief Executive Officer of The Palmer Group, a
The Palmer Group                      private investment firm he established in 1990 after serving seven years as
3600 Market Street, Suite 530         Dean of The Wharton School of the University of Pennsylvania. He previously
Philadelphia, PA 19104                served as Managing Director and Chief Executive Officer of Touche Ross
                                      International and Managing Partner and Chief Executive Officer of Touche
                                      Ross & Co. (USA) (now Deloitte and Touche). He is a director of
                                      AlliedSignal, Bankers Trust Company, Bankers Trust New York Corporation,
                                      Federal Home Loan Mortgage Corporation, GTE Corporation, The May Department
                                      Stores Company and Safeguard Scientifics, Inc.

Frederic M. Poses, 55                 Mr. Poses began his career with AlliedSignal in 1969 and advanced through a
AlliedSignal Inc.                     number of managerial and executive positions until he was named President
101 Columbia Road                     of the Plastics and Engineered Materials Division in 1983, President of the
Morristown, NJ 07962                  Fibers Division in 1986, and President of AlliedSignal Engineered Materials
                                      in 1988, when he was also elected Executive Vice President of AlliedSignal.
                                      In 1997, he was named Vice Chairman and elected to the Board of Directors of AlliedSignal. In June 1998, he became President and Chief Operating
                                      Officer. He is also a director and President of PMA.

Donald J. Redlinger, 53               Mr. Redlinger has been Senior Vice President -- Human Resources and
AlliedSignal Inc.                     Communications of AlliedSignal since February 1995. He was Senior Vice
101 Columbia Road                     President -- Human Resources of AlliedSignal from January 1991 to January
Morristown, NJ 07962                  1995.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Ivan G. Seidenberg, 51                Mr. Seidenberg is Vice Chairman, President and Chief Executive Officer of
Bell Atlantic Corporation             Bell Atlantic Corporation, a telecommunications and information services
1095 Avenue of the Americas,          provider. He had previously held several senior management positions with
39th Floor                            NYNEX Corporation, which he joined in 1983, before becoming a director and
New York, NY 10036                    Vice Chairman of the Board in 1991, President and Chief Operating Officer
                                      in 1994, and Chairman and Chief Executive Officer in 1995. He became Vice
                                      Chairman, President and Chief Operating Officer of Bell Atlantic
                                      Corporation in 1997 and assumed his current position in 1998. He is a director of AlliedSignal, American Home Products Corporation, Boston
                                      Properties, Inc., CVS Corporation and Viacom Inc.

Andrew C. Sigler, 66                  Mr. Sigler retired as Chairman and Chief Executive Officer of Champion
Champion International                International Corporation, a paper and forest products company, in 1996. He
  Corporation                         was elected President and Chief Executive Officer of Champion in 1974 and
One Champion Plaza                    Chairman and Chief Executive Officer in 1979. He is a director of
Stamford, CT 06921                    AlliedSignal, The Chase Manhattan Corporation and General Electric Company.

John R. Stafford, 60                  Mr. Stafford is Chairman, President and Chief Executive Officer of American
American Home Products                Home Products Corporation, a manufacturer of pharmaceutical, health care,
  Corporation                         animal health and agricultural products. After joining that company in
Five Giralda Farms                    1970, he held a number of executive positions before becoming President in
Madison, NJ                           1981, an office he held until 1990 and which he resumed in early 1994. He
07940-0874                            was elected Chairman of the Board and Chief Executive Officer in 1986. He
                                      is a director of AlliedSignal, Bell Atlantic Corporation, The Chase
                                      Manhattan Corporation and Deere & Company.

Thomas P. Stafford, 67                Lt. Gen. Stafford joined the consulting firm of General Technical Services,
1006 Cameron Street                   Inc. in 1984. He is also Vice Chairman and co-founder of Stafford, Burke
Alexandria, VA 22314                  and Hecker, Inc., a Washington-based consulting firm. After serving as an astronaut for a number of years, he retired in 1979 from the Air Force as
                                      Deputy Chief of Staff for Research, Development and Acquisition and served as Vice Chairman of Gibraltar Exploration Limited until 1984. Lt. Gen.
                                      Stafford is also Chairman of the Board of Omega Watch Corporation of
                                      America and is a director of AlliedSignal, CMI Corporation, Cycomm
                                      International Inc., Seagate Technology Inc., Timet Inc., Tracor, Inc. and
                                      Tremont Corporation.

Richard F. Wallman, 47                Mr. Wallman has been Senior Vice President and Chief Financial Officer of
AlliedSignal Inc.                     AlliedSignal since March 1995. He was Vice President and Controller of
101 Columbia Road                     International Business Machines Corp. (IBM), a manufacturer of
Morristown, NJ 07962                  information-handling systems, from April 1994 to February 1995 and General
                                      Assistant Controller of IBM from October 1993 to March 1994. He was
                                      Assistant Controller -- Sales & Marketing of Chrysler Corporation from
                                      April 1989 to September 1993.

           NAME, AGE AND
          BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY
------------------------------------  ---------------------------------------------------------------------------
Robert C. Winters, 66                 Mr. Winters retired as Chairman and Chief Executive Officer and became
The Prudential Insurance              Chairman Emeritus of The Prudential Insurance Company of America, a
  Company                             provider of insurance and financial services, in December 1994. During his
751 Broad Street                      career with Prudential, which he joined in 1953, he held various managerial
11th Floor                            positions prior to his election as Executive Vice President in 1978, Vice
Newark, NJ 07102-3777                 Chairman in 1984 and Chairman and Chief Executive Officer in 1987. He is
                                      also a director of AlliedSignal.

Henry T. Yang, 57                     Dr. Yang became Chancellor of the University of California, Santa Barbara
University of California,             in 1994. Prior to his current position, he served in a number of faculty
  Santa Barbara                       and administrative positions at Purdue University, starting in 1969. He
5221 Cheadle Hall                     became Head of Purdue's School of Aeronautics and Astronautics in 1979 and
Santa Barbara, CA 93106-2030          served as Dean of the School of Engineering and Director of the Computer
                                      Integrated Design, Manufacturing and Automation Center from 1984 until he joined the University of California. He is also a director of AlliedSignal.

     Annex III sets forth certain information relating to the Nominees' ownership of shares of the Company Common Stock and with respect to transactions between any of them and the Company.

     It is contemplated that each Nominee will be reimbursed for his or her reasonable out-of-pocket expenses incurred in the performance of his or her service as a Nominee. Under AlliedSignal's Certificate of Incorporation, AlliedSignal is obligated to indemnify and hold harmless against all expenses, liabilities and losses each person who is made a party to any action or proceeding by reason of the fact that he or she is a director, officer or employee of AlliedSignal or is serving at the request of AlliedSignal as a director, officer or employee of another company, to the fullest extent permitted by Delaware law.

     In accordance with applicable regulations of the Commission, the BLUE consent card delivered with this Consent Statement provides each shareholder of the Company with the opportunity to designate the names of any of the Nominees whom he or she does not desire to elect to the Company Board. ALLIEDSIGNAL AND PMA URGE SHAREHOLDERS TO VOTE FOR ALL OF THE NOMINEES ON THE BLUE CONSENT CARD DELIVERED WITH THIS CONSENT STATEMENT.

     5. Repeal of By-laws Adopted Subsequent to July 22, 1998 and Prior to the Effectiveness of the Proposals and the Seating of the Nominees. This Proposal would repeal each provision of and amendment to the Company By-laws adopted subsequent to July 22, 1998 and prior to the effectiveness of the Proposals and the seating of a sufficient number of Nominees so that the Nominees constitute a majority of the Company Board.

     This Proposal is designed to prevent the Company Board from taking actions to amend the Company By-laws to attempt to nullify or delay the actions taken by the shareholders pursuant to the Proposals or to create new obstacles to the consummation of the Second Offer and Proposed Merger. According to publicly available information, the most recent version of the Company By-laws were adopted on July 22, 1998, and no amendments subsequent to that date have been publicly disclosed. If the Company Board has adopted since July 22, 1998, or adopts prior to the adoption of the Proposals and the seating of a sufficient number of Nominees so that Nominees constitute a majority of the Company Board, any amendments to the Company By-laws, this Proposal would repeal those amendments.

     AlliedSignal and PMA have been advised by Dechert Price & Rhoads, Pennsylvania counsel to AlliedSignal and PMA, that, in their view, although there are no cases on point, this By-law amendment, if approved, will be valid under Pennsylvania law. However, should this By-law amendment be invalidated, any amendment to the Company By-laws duly adopted prior to the seating of the Nominees would be effective until further amended or repealed by a valid By-law amendment. Should the Company Board adopt any material amendment(s) to the Company By-laws which are relevant to the Proposals, the Second Offer or the Proposed Merger prior to the effectiveness of this proposed By-law amendment, AlliedSignal and PMA may be required to disseminate additional materials relating to such amendment(s) to Company shareholders as soon as practicable following AlliedSignal and PMA's learning of such By-law amendments.

     The effectiveness of each of the Nominee Election Proposals is subject to, and conditioned upon, the adoption of each of the other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not so adopted, AlliedSignal reserves the right to waive, but only with respect to Nominee Election Proposal 5, this condition.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     According to the Company's Articles of Incorporation, the shares of Company Common Stock constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Company Common Stock are entitled to execute consents. The Company stated in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998, that, as of July 27, 1998, there were 218,601,033 shares of Company Common Stock outstanding. Each share of Company Common Stock entitles its record holder to one vote. Shareholders of the Company do not have cumulative voting rights.

     As reported by the Company in its revised Preliminary Proxy Statement, filed with the Commission on August 26, 1998 (the 'Consent Revocation Statement'), as of August 20, 1998, no person was known to management to own beneficially more than 5% of the outstanding shares of Company Common Stock.

     For information relating to the ownership of Company Common Stock by directors and executive officers of the Company, see Annex I.

              CERTAIN INFORMATION CONCERNING ALLIEDSIGNAL AND PMA

     AlliedSignal is a Delaware corporation with its principal executive offices located at 101 Columbia Road, Morristown, NJ 07962. AlliedSignal is an advanced technology and manufacturing company serving customers worldwide with aerospace and automotive products, chemicals, fibers, plastics and advanced materials. AlliedSignal is organized into eleven strategic business units and reports its results of operations in the following five business segments: Aerospace Systems, Specialty Chemicals & Electronic Solutions, Turbine Technologies, Performance Polymers and Transportation Products. AlliedSignal's products are used by major industries including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, agriculture, military and commercial aviation and aerospace and in the space program.

     AlliedSignal is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other documents with the Commission relating to its business, financial condition and other matters. These reports and other documents should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of AlliedSignal's filings with the Commission should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains an Internet web site at http://www.sec.gov that should contain electronic copies of AlliedSignal's filings with the Commission. Copies of AlliedSignal's filings with the Commission should also be available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

     PMA is a newly incorporated Delaware corporation organized in connection with the Initial Offer and has not conducted any activities other than in connection with the Initial Offer, the Amended Offer and this consent solicitation. The principal office of PMA is located at 101 Columbia Road, Morristown, NJ 07962. PMA is a wholly owned subsidiary of AlliedSignal. It is expected that, until immediately prior to the time that PMA will purchase Shares pursuant to the Amended Offer, the Second Offer or Proposed Merger, PMA will not have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Amended Offer, the Second Offer and Proposed Merger.

     Certain information about the employees and representatives of AlliedSignal other than Nominees who may also assist Morrow in soliciting consents is set forth in the attached Annex II. Annex III sets forth certain information relating to the ownership of Shares by PMA, AlliedSignal, and certain of AlliedSignal's employees and representatives, and with respect to certain transactions between any of them and the Company.

                            SOLICITATION OF CONSENTS

     Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of AlliedSignal, PMA and their affiliates and by the Nominees. Consents will be solicited by mail, advertisement, telephone or telecopier and in person. No such persons will receive additional compensation for such solicitation.

     In addition, AlliedSignal and PMA have retained Morrow to assist in the solicitation, for which services Morrow will be paid a fee of $250,000 and will be reimbursed for its reasonable out-of-pocket expenses. AlliedSignal has also agreed to indemnify Morrow against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws. It is anticipated that between 50 to 75 persons will be employed by Morrow to solicit shareholders. Morrow is also acting as Information Agent in connection with the Offer, for which Morrow will be paid reasonable and customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

     Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of the shares of Company Common Stock. AlliedSignal will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

     Lazard Freres & Co. LLC ('Lazard') and Goldman, Sachs & Co. ('Goldman Sachs') are acting as Dealer Managers in connection with the Amended Offer and as investment bankers for AlliedSignal and PMA in connection with the Amended Offer and related transactions. AlliedSignal and PMA have agreed to pay each of Lazard and Goldman Sachs $12,000,000 in connection therewith. AlliedSignal and PMA have also agreed to reimburse Lazard and Goldman Sachs for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their counsel and to indemnify Lazard and Goldman Sachs and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

     In connection with the engagement of Lazard and Goldman Sachs as investment bankers, AlliedSignal and PMA anticipate that three representatives of Lazard and four representatives of Goldman Sachs may communicate in person, by telephone or otherwise, with a limited number of institutions, brokers or other persons who are shareholders of the Company for the purpose of assisting in the solicitation of consents. Neither Lazard nor Goldman Sachs will receive any additional fee for or in connection with such solicitation activities by its representatives apart from the fees it is otherwise entitled to receive as described above.

     Certain information about the employees of AlliedSignal who are not Nominees and certain representatives of PMA and AlliedSignal who will assist Morrow in soliciting consents is set forth in Annex II. Annex III sets forth certain information relating to the ownership of shares of the Company Common Stock by AlliedSignal and PMA, their directors, executive officers, employees and representatives, and the Nominees, and with respect to transactions between any of them and the Company.

     The cost of the solicitation of consents to the Proposals will be borne by AlliedSignal. AlliedSignal will not seek reimbursement of the costs of this solicitation from the Company. Costs related to the solicitation of consents to the Proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and are expected to
aggregate approximately $   million, of which $
million has been spent to date. The portion of such costs allocable solely to the solicitation of consents to the Proposals is not readily determinable.

                               CONSENT PROCEDURE

     Section 2524 of the PBCL states that actions may be authorized by shareholders by less than unanimous written consent if permitted by a corporation's articles of incorporation. Article IX of the Company's Articles of Incorporation provides that 'any action that may be taken at a meeting of the shareholders . . . may be taken without a meeting if proper consent is made to the action.' It further states that 'any such action may be taken without a meeting upon the written consent of shareholders that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote were present and voting.'

     Section 1763 of the PBCL provides that, unless otherwise provided in a corporation's bylaws, if no record date has been fixed by the board of directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation. Section 1.7.2 of the Company By-laws provides that any shareholder seeking to have the shareholders of the Company authorize or take action by written consent shall, by written notice to the Secretary of the Company, request that the Company Board fix a record date. The Company Board is required to promptly, but in all events within 10 days of the date on which the request is received, adopt a resolution fixing the record date. If the Company Board does not fix a record date within 10 days after the receipt of the request, the record date for the solicitation will be the date on which the first signed consent is delivered to the Company. On August 11, AlliedSignal and PMA requested that the Company Board fix August 31, 1998 as the record date for the consent solicitation made hereby. On August 21, 1998, the Company Board fixed October 15, 1998 as the Record Date for the Nominee Election Propsoals. AlliedSignal has asked the Company to confirm that October 15, 1998 will also be the record date for the Shareholder Rights Proposal.

                    EFFECTIVENESS AND REVOCATION OF CONSENTS

     The corporate actions proposed herein will be adopted when properly completed, unrevoked consents consenting to the Proposals are signed by the holders of record as of the close of business on the Record Date of a majority of the shares of Company Common Stock then outstanding, and such consents are delivered to the Company, provided that the requisite consents are so delivered within 90 days of the Record Date.

     THE SHAREHOLDER RIGHTS PROPOSAL IS SEPARATE AND DISTINCT FROM THE NOMINEE ELECTION PROPOSALS. COMPANY SHAREHOLDERS MAY APPROVE THE SHAREHOLDER RIGHTS PROPOSAL WITHOUT APPROVING THE NOMINEE ELECTION PROPOSALS, MAY APPROVE SOME OR ALL OF THE NOMINEE ELECTION PROPOSALS WITHOUT APPROVING THE SHAREHOLDER RIGHTS PROPOSAL, OR MAY APPROVE ALL OF THE PROPOSALS.

     The effectiveness of each Nominee Election Proposal is subject to, and conditional upon, the adoption of all other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of a majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not adopted, AlliedSignal reserves the right to waive, but only with respect to Nominee Election Proposal 5, this condition.

     Under Section 1.7.3 of the Company By-laws, the Secretary of the Company is required to designate an independent qualified inspector in connection with this consent solicitation. The inspector is required, as soon as practicable after receipt of written consents for adoption of the Proposals, to conduct such reasonable investigations as the inspector deems necessary or appropriate for the purpose of ascertaining the validity of the consents, including determining whether the holders of shares of Company Common Stock having the requisite voting power to authorize the Proposals have given consent. If, after this investigation, the inspector determines that actions proposed by this consent solicitation have been validly taken, that fact is to be certified on the Company's records. AlliedSignal and PMA plan to present the results of a successful solicitation with respect to the corporate actions proposed to the Company as soon as possible.

     An executed consent card may be revoked by signing, dating and delivering a written revocation at any time prior to the date that the Company has received the required number of properly completed, unrevoked consents to authorize the proposed actions. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such holder. The revocation may be delivered either to AlliedSignal and PMA in care of Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022, or to the Company at 470 Friendship Road, Harrisburg, PA 17111 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, AlliedSignal and PMA request that either the original or photostatic copies of all revocations of consents be mailed or delivered to AlliedSignal and PMA in care of Morrow at the address set forth above, so that AlliedSignal and PMA will be aware of all revocations and can more accurately determine if and when unrevoked consents to the actions described in this Consent Statement have been received from the holders of record on the Record Date of a majority of outstanding shares of Company Common Stock.

                              SPECIAL INSTRUCTIONS

     If you were a record holder of shares of Company Common Stock as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the 'CONSENT,' 'DOES NOT CONSENT' or 'ABSTAIN' box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and returning it promptly in the enclosed post-paid envelope.

     If the shareholder signing, dating and returning the BLUE consent card has failed to check a box marked 'CONSENT,' 'DOES NOT CONSENT' or 'ABSTAIN' for all of the Proposals, such shareholder will be deemed to have consented to all of the Proposals, except that such shareholder will not be deemed to have consented to the election of any Nominee whose name is written in on the consent card.

     Because the Shareholder Rights Proposal and the Nominee Election Proposals will become effective only if properly completed, unrevoked consents consenting to the Proposals are signed and returned by holders of record as of the close of business on the Record Date of a majority of the total number of shares of Company Common Stock then outstanding, any failure to execute and return a consent, and all abstentions and broker non-votes, will have the same effect as voting against the Proposals.

     ALLIEDSIGNAL AND PMA RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

     If your shares of Company Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only such entity can execute a consent with respect to your shares of Company Common Stock and only upon receipt of specific instructions from you. Accordingly, you should contact the person responsible for your account and give instructions for the BLUE consent card to be signed representing your shares of Company Common Stock. AlliedSignal and PMA urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to AlliedSignal and PMA in care of Morrow at the address set forth above so that AlliedSignal and PMA will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                               DISSENTERS' RIGHTS

     Shareholders of the Company are not entitled to dissenters' rights in connection with the Proposals.

     If a Proposed Merger is consummated involving all or part cash consideration, dissenters' rights would be provided in accordance with Section 1930(a) of the PBCL. In that event, any issued and outstanding shares of Company Common Stock held by persons who object to the Proposed Merger and comply with all the provisions of the PBCL concerning the right of holders of Shares to dissent from the Proposed Merger and require valuation of their shares of Company Common Stock will not be converted into the right to receive the consideration to be paid pursuant to the Proposed Merger but will become the right to receive payment of the 'fair value' of their shares of Company Common Stock (exclusive of any element of appreciation or depreciation in anticipation of the Proposed Merger).

     Dissenters' rights cannot be exercised at this time. Shareholders who will be entitled to dissenters' rights in connection with the Proposed Merger (or similar business combination) will receive additional information concerning any available dissenters' rights and the procedures to be followed in connection therewith before the shareholders have to take any action relating thereto.

     EXECUTING A WRITTEN CONSENT IN FAVOR OF THE PROPOSALS WILL NOT PREVENT A SHAREHOLDER FROM DEMANDING APPRAISAL OF HIS OR HER SHARES IN CONNECTION WITH THE PROPOSED MERGER.

                                   LITIGATION

     On August 4, 1998, AlliedSignal filed a complaint against the Company in the Eastern District of Pennsylvania, styled AlliedSignal Inc. v. AMP Incorporated, C.A. No. 98-CV-4058 (JTG) (the 'AlliedSignal Complaint'), which is now being amended as set forth below.

     On August 21, 1998, the Company filed a complaint against AlliedSignal and PMA in the Eastern District of Pennsylvania styled AMP Incorporated v. AlliedSignal Corporation and PMA Acquisition Corporation, C.A. No. 98-CV-4405 (the 'Company Action'). The complaint seeks: (i) declaratory relief declaring that the proposals set forth in AlliedSignal's consent solicitation are contrary to Pennsylvania law because AlliedSignal's Nominees 'could not fulfill their fiduciary duties both to [AlliedSignal] and its shareholders and to [the Company]'; and (ii) injunctive relief prohibiting AlliedSignal from (a) soliciting consents, (b) pursuing the Initial Offer, and (c) soliciting any consents unless full and accurate disclosure is made regarding the nature of AlliedSignal's proposals. AlliedSignal and PMA believe there is no merit to the Company's allegations and intend to vigorously defend themselves against this lawsuit.

     On August 24, 1998, the Company filed an Answer to the AlliedSignal Complaint denying AlliedSignal's contentions and asserting as affirmative defenses that (i) the AlliedSignal Complaint fails to state a claim for which relief may be granted, (ii) AlliedSignal does not have standing to bring the claims and (iii) the claims are moot because the Rights Agreement has been amended and the 'Dead Hand Provision' has been removed.

     On September 11, 1998, in the Company Action, the Company filed a motion for Partial Summary Judgment in the Nature of a Declaratory Judgment seeking a declaration that AlliedSignal's consent solicitation plan is 'unlawful and in violation of Pennsylvania law and public policy' on the ground that allegedly AlliedSignal's 'plan to pack AMP's Board [with AlliedSignal's nominees] will created a pervasive and irreconcilable conflict of interest -- one that is abhorrent to the law and public policy of the Commonwealth.' AlliedSignal requested that the hearing on that motion be scheduled to be heard on September 28, 1998.

     AlliedSignal is filing a motion to amend the AlliedSignal Complaint (the 'Amended Complaint'). The Amended Complaint will seek: (i) declaratory and injunctive relief declaring the Nonredemption Provision invalid under Pennsylvania law; or to the extent that the Nonredemption Provision and other anti-takeover devices that preclude tender offers and consent solicitations are permitted under Pennsylvania law, declaring this law as so applied unconstitutional under the Supremacy and Commerce Clauses of the United States Constitution and (ii) declaratory and injunctive relief prohibiting any effort by the Company Board to manipulate or otherwise subvert the process of corporate democracy by (a) amending the Company By-laws, (b) taking advantage of the delay of the Record Date until October 15, 1998, to manipulate the corporate machinery or thwart or interfere with the Offer or this Consent Solicitation, or (c) taking any other action to frustrate the Offer or this Consent Solicitation.

     AlliedSignal is also filing a motion for (1) partial summary judgment on its claim for a declaratory judgment in the Amended Complaint that the Nonredemption Provision is ultra vires and invalid, or, in the alternative, a preliminary injunction restraining enforcement of the Nonredemption Provision; and (2) a preliminary injunction prohibiting the Company Board from amending the Company By-laws or Rights Agreement or taking any other action that would, as a practical matter, make the shareholder vote on this Consent Solicitation meaningless. AlliedSignal will request that its motion be heard on the same date on which the Court schedules the hearing on the Company's motion in the Company Action.

                                          ALLIEDSIGNAL INC.
                                          PMA ACQUISITION CORPORATION

     If you have any questions or require any assistance in executing or delivering your consent, please call:

                               MORROW & CO., INC.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061
                          Call Collect (212) 754-8000
                     Banks and Brokerage Firms Please Call:
                                 (800) 662-5200

Dated: September 14, 1998

                                    ANNEX I
            SHARE OWNERSHIP OF THE COMPANY'S DIRECTORS AND OFFICERS

     The information set forth under the captions 'SECURITY OWNERSHIP OF DIRECTORS' and 'SECURITY OWNERSHIP OF EXECUTIVE OFFICERS' is excerpted from the Consent Revocation Statement. Although AlliedSignal does not have any knowledge that would indicate that any information contained in such excerpt is inaccurate or incomplete, AlliedSignal does not take any responsibility for the accuracy or completeness of such information.

                        SECURITY OWNERSHIP OF DIRECTORS

     The following table sets forth, as of August 20, 1998, the number of shares of Common Stock beneficially owned by each of the Company's directors.

                                                                                               TOTAL BENEFICIAL
                                                 AMOUNT OF               AMOUNT OF PHANTOM            AND
                 NAME OF                    BENEFICIAL OWNERSHIP             OWNERSHIP         PHANTOM OWNERSHIP
            BENEFICIAL OWNER                  (SHARES) (1)(2)              (SHARES) (3)            (SHARES)
-----------------------------------------   --------------------         -----------------     -----------------
Ralph D. DeNunzio........................            10,000                     3,192                 13,192
Barbara Hackman Franklin.................             7,400                     1,892                  9,292
Joseph M. Hixon III......................         1,651,114(5)                  8,305              1,659,419
William J. Hudson, Jr....................           409,138(8)(9)              35,957(4)             445,095
Joseph Magliochetti......................             4,000                     2,183                  6,183
Harold A. McInnes........................            42,689                         0                 42,689
Jerome J. Meyer..........................             7,300                     3,160                 10,460
John C. Morley...........................             9,400                     6,969                 16,369
Robert Ripp..............................           170,643(6)(8)(9)           16,314(4)             186,957
Paul G. Schloemer........................            10,000(7)                      0                 10,000
Takeo Shiina.............................             8,120                     2,811                 10,931

------------
 (1) Each director owns less than 1% of the Company's outstanding Common Stock.

 (2) Unless otherwise indicated, each director possesses sole voting and dispositive power (beneficial ownership) with respect to the shares set forth opposite his or her name. Numbers shown in this column include options the director has the right to acquire as beneficial owner within sixty days after August 20, 1998.

 (3) Numbers shown in this column include phantom shares: (i) credited to outside directors under the Outside Directors Deferred Stock Accumulation Plan; and (ii) credited to outside and non-employee directors for compensation deferred at the election of the director as described on page of the Consent Revocation Statement.

 (4) Designated executive officers of the Company may defer up to 50% of their base salary and all officers are entitled to defer receipt of all or a portion of their annual cash bonus. Deferred compensation may be allocated to a phantom AMP Common Stock account under the Company's Deferred Compensation Plan as described in footnote 1 to the Summary Compensation
     Table on page   of the Consent Revocation Statement. Such phantom shares
     are reported in this number. This number also includes phantom shares of Common Stock credited to the designated executive officer in an amount equal to the dividend earned on Performance Restricted Shares, as described
     in footnote 3 to the Summary Compensation Table on page   and footnote 3 to
     the Security Ownership of Executive Officers Table on page   of the Consent
     Revocation Statement.

 (5) Mr. Hixon holds 15,791 and 120,000 of these shares in two limited partnerships and shares voting and dispositive powers. In addition to the beneficial ownership shown in the table, Mr. Hixon has a 2% residual beneficial interest but no voting or dispositive powers in a trust that holds 7,392 shares of Common Stock of the Company.

 (6) In connection with the assumption of his new positions with AMP, Mr. Ripp was granted (i) options under the 1993 Long-Term Equity Incentive Plan to purchase 60,000 shares of Common Stock at an

                                              (footnotes continued on next page)

                                     A-I-1

(footnotes continued from previous page) exercise price equal to $44.85 per share, which options will vest 100% after three years, and (ii) a restricted stock award of 25,000 shares of Common Stock, vesting on August 1, 2006 (Mr. Ripp's normal retirement date) or at his earlier death, disability or mutually agreed upon termination of employment.

 (7) Mr. Schloemer holds 1,400 of these shares of Common Stock of the Company in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers.

 (8) A portion of the shares reported for Messrs. Hudson and Ripp are Performance Restricted Shares granted under the Company's 1993 LongTerm Equity Incentive Plan. Further, a portion of the shares reported for Messrs. Hudson and Ripp are held in the Company's Employee Savings and Thrift Plan.

 (9) Under the Company's former Bonus Plan (Stock Plus Cash), at August 20, 1998, Mr. Hudson also had 6,668 Stock Bonus Units. Under the current 1993 Long-Term Equity Incentive Plan, Mr. Hudson has 419,500 Stock Options, including 61,800 Stock Options transferred to a family limited partnership for the benefit of Mr. Hudson's immediate family; Mr. Ripp has 208,400 Stock Options. Vesting of Stock Options will accelerate upon a change of control.

                                     A-I-2

                    SECURITY OWNERSHIP OF EXECUTIVE OFFICERS

     The following table sets forth, as of August 20, 1998, the number of shares of Common Stock beneficially owned by each of the Company's executive officers.

                                                                                                        TOTAL
                                                                                         AMOUNT OF   BENEFICIAL
                                          AMOUNTS AND NATURE             BENEFICIAL       PHANTOM    AND PHANTOM
           NAME AND ADDRESS OF              OF BENEFICIAL              OWNERSHIP AS A    OWNERSHIP    OWNERSHIP
            BENEFICIAL OWNER              OWNERSHIP (SHARES)          PERCENT OF CLASS   (SHARES)(2)  (SHARES)
----------------------------------------- ------------------          ----------------   ---------   -----------
William J. Hudson, Jr. ..................        409,138(1)(3)           less than 1       35,957       445,095
  Harrisburg, Pennsylvania
James E. Marley .........................        315,100(4)              less than 1       26,453       341,553
  Harrisburg, Pennsylvania
Robert Ripp .............................        170,643(3)              less than 1       16,314       186,957
  Harrisburg, Pennsylvania
Juergen W. Gromer .......................         70,454(3)              less than 1          226        70,680
  Langen, Germany
John E. Gurski ..........................        116,197(3)              less than 1       12,826       129,023
  Harrisburg, Pennsylvania
All Executive Officers (16 persons) and
  Directors as a Group...................      2,806,121(1)(3)(4)               1.34      129,379     2,935,500

------------
 (1) A portion of the shares reported for 16 executive officers are held in the Company's Employee Savings and Thrift Plan. Through further contributions to this plan, all 16 executive officers may acquire an undeterminable number of additional shares within 60 days after August 20, 1998.

 (2) Numbers in this column include phantom shares credited to executive officers under a deferred compensation plan and/or in association with dividend reinvestment of Performance Restricted Shares issued to designated officers. Pursuant to the deferred compensation plan, designated executive officers may defer receipt of up to 50% of their annual base salary and all officers of the Company may defer receipt of all or a portion of their annual cash bonus. Deferred compensation may be allocated to a phantom AMP Common Stock account, as described in footnote 1 to the Summary
     Compensation Table on page   of the Consent Revocation Statement. Dividends
     earned on Performance Restricted Shares are credited to the executive officer's account and are deemed to be invested in phantom shares of Common Stock. These phantom shares vest only when, and to the extent the associated Performance Restricted Shares vest, as described in footnote 3
     to the Summary Compensation Table on page   of the Consent Revocation
     Statement.

 (3) In addition, a total of 8,569 shares are held by immediate family members of four executive officers, either directly or in a custodial account over which the executive officer has voting and dispositive powers; the executive officers disclaim beneficial ownership. Additionally, a director has a 2% residual beneficial interest, but no voting or dispositive powers in a trust that holds 7,392 shares of Common Stock of the Company. Of the beneficial ownership reported in this number, 15,791 and 120,000 shares are held by a director in two limited partnerships over which he shares voting and dispositive powers, and another director holds 1,400 shares in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers. Also, eight directors hold a total of 80,000 options, some of which are exercisable within 60 days after August 20, 1998 and are reported in this number, and sixteen executive officers hold a total of 1,607,745 options, some of which are exercisable within 60 days after August 20, 1998 and are reported in this number. Vesting of stock options will accelerate upon a change in control. The number does not include 27,602 Stock Bonus Units granted to the executives, none of which will convert within 60 days after August 20, 1998. Of the total number of options held by executive officers and described above, 419,500 are held by Mr. Hudson, of which 61,800 have been transferred to a family limited partnership.

 (4) Shares owned by all executive officers and directors as a group do not include shares owned by Mr. Marley, who retired as an executive officer and director on August 20, 1998. Members of the immediate family of Mr. Marley own 211 shares of Common Stock of the Company; Mr. Marley disclaims beneficial ownership of this stock. Additionally, 499 shares of Common Stock of the Company are owned by a member of the immediate family of Mr. Marley in a custodial account over which Mr. Marley has voting and dispositive powers; Mr. Marley disclaims beneficial ownership of this stock.

                                     A-I-3

                                    ANNEX II
               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
       OFFICERS OF ALLIEDSIGNAL AND PMA WHO ARE NOT NOMINEES AND CERTAIN
          EMPLOYEES AND OTHER REPRESENTATIVES OF ALLIEDSIGNAL AND PMA

     The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of (1) each employee of AlliedSignal and PMA who is not a Nominee and (2) each representative of AlliedSignal and PMA who may assist Morrow in soliciting consents from shareholders of the Company. Information regarding Nominees is set forth in 'THE PROPOSALS -- Nominee Election Proposals' in this Consent Statement. Unless otherwise indicated, each person listed below is employed by AlliedSignal and the principal business address of each person listed below is 101 Columbia Road, P.O. Box 4000, Morristown, NJ 07962-2497.

                                                                     PRESENT PRINCIPAL
  NAME AND PRINCIPAL BUSINESS ADDRESS                             OCCUPATION OR EMPLOYMENT
----------------------------------------  ------------------------------------------------------------------------
Robert J. Buckley                         Manager, Investor Relations

Terrance L. Carlson                       Deputy General Counsel -- Corporate and Finance

G. Peter D'Aloia                          Vice President, Planning and Development

Robert F. Friel                           Vice President and Treasurer

John W. Gamble, Jr.                       Assistant Treasurer

James V. Gelly                            Vice President, Finance, Aerospace Marketing, Sales & Service
  1944 East Sky Harbor Circle
  Phoenix, AZ 85034

Steven J. Golub                           Managing Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020

Mark E. Greenberg                         Vice President, Communications

Peter Gross                               Vice President, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004

Robert S. Harrison                        Managing Director, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004

Yasushi Hatakeyama                        Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020

Peter Labbat                              Vice President, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004

Mark T. McMaster                          Managing Director, Lazard Freres & Co. LLC
  Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, NY 10020

Wayne L. Moore                            Managing Director, Goldman, Sachs & Co.
  Goldman, Sachs & Co.
  85 Broad Street
  New York, NY 10004

Mary Elizabeth Pratt                      Assistant General Counsel -- Corporate and Finance

John L. Stauch                            Director, Investor Relations

                                     A-II-1

                                   ANNEX III
                    SHARES HELD BY PMA, ALLIEDSIGNAL, THEIR
            DIRECTORS AND EXECUTIVE OFFICERS, CERTAIN EMPLOYEES AND
         OTHER REPRESENTATIVES OF PMA AND ALLIEDSIGNAL AND THE NOMINEES
          AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND THE COMPANY

     On July 31, 1998, a subsidiary of AlliedSignal purchased 100 shares of Company Common Stock for $29.6875 per share. Such shares were subsequently transferred to AlliedSignal. No part of the purchase price or market value of any of such shares was represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares. PMA and AlliedSignal disclaim beneficial ownership of any shares of Company Common Stock owned by any pension plan of AlliedSignal or any affiliate of AlliedSignal.

     Both Lazard and Goldman Sachs engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of business, each of Lazard and Goldman Sachs may trade securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Lazard has informed AlliedSignal that, as of August 6, 1998, Lazard held a net long position of approximately 20,861 shares of Company Common Stock, and Goldman Sachs has informed AlliedSignal that, as of August 7, 1998, Goldman Sachs held a net long position of 800,000 shares of Company Common Stock.

     Except as disclosed in this Consent Statement, none of AlliedSignal, PMA, their directors or executive officers, the Nominees or the employees or other representatives of PMA or AlliedSignal named in Annex II, other than Mark E. Greenberg who is the beneficial owner of 100 shares of Company Common Stock, owns any securities of the Company or any parent or subsidiary of the Company, beneficially or of record; has purchased or sold any such securities within the past two years; or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to such securities. Except as disclosed in this Consent Statement, to the best knowledge of PMA, AlliedSignal, their directors or executive officers, the Nominees and the employees and other representatives of PMA or AlliedSignal named in Annex II, none of their associates beneficially owns, directly or indirectly, any securities of the Company or any parent or subsidiary of the Company.

     Except as disclosed in this Consent Statement, none of PMA, AlliedSignal, their directors or executive officers, the Nominees, the employees or other representatives of PMA or AlliedSignal named in Annex II, or, to their best knowledge, their associates has any arrangement or understanding with any person
(1) with respect to any future employment by the Company or its affiliates or
(2) with respect to future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 1997, or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and executive officers of AlliedSignal or PMA and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since January 1, 1997, but AlliedSignal and PMA believe that the interest of such persons in such transactions is not material.

                                    A-III-1

                                    ANNEX IV
               FORM OF PROPOSED AMENDMENTS TO THE COMPANY BY-LAWS

1. PROPOSED AMENDMENT TO SECTION 2.1 OF ARTICLE II

     Section 2.1 of Article II of the By-laws of the Company is amended by adding the following two sentences after the last sentence thereof:

          'Notwithstanding anything contained in any other provision of these By-laws to the contrary, all powers of the Corporation and rights and duties of the Board with respect to the Rights Agreement, dated as of October 25, 1989, as amended from time to time, between the Corporation and Chase Mellon Shareholder Services L.L.C. (successor to Manufacturers Hanover Trust Company), as Rights Agent, and any other plan, agreement, contract, security, warrant or other instrument of a type or kind authorized by or referred to in Section 2513 of the Pennsylvania Business Corporation Law (each a 'Rights Agreement'), including the right or duty to adopt, amend, redeem, terminate or change any and all Rights Agreements (and any securities or other instruments issued or issuable thereunder), shall not be vested in or exercised by the Board and shall instead be exclusively vested in and exercised by a group of three persons consisting
     of                            ,                            and
                                (the 'Rights Agreement Managing Agents'). Each
     Rights Agreement Managing Agent will be indemnified by the Company to the full extent permitted by applicable law as provided in Article IV of these By-laws. The preceding two sentences may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

2. PROPOSED AMENDMENT TO SECTION 2.2 OF ARTICLE II

     Section 2.2 of Article II of the Company By-laws is amended, in its entirety, to read as follows:

          'The number of directors of the Corporation shall be twenty-eight. This Section 2.2 may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

3. PROPOSED AMENDMENT TO SECTION 2.4 OF ARTICLE II

     Section 2.4 of Article II of the Company By-laws is amended by replacing the first sentence thereof with the following:

          'Vacancies in the Board, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the Board, or by the sole remaining director, provided, however, that any vacancies in the Board created by an amendment by shareholders of these By-laws shall be filled only by the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

4. PROPOSED AMENDMENT TO SECTION 1.7.2 OF ARTICLE 1

     Section 1.7.2 of Article 1 is amended by adding the following sentence after the last sentence thereof:

          'Notwithstanding anything contained in any other provision of these By-laws, any shareholder seeking to nominate candidates for election to the Board pursuant to shareholder action by written consent need not comply with any advance notification provisions contained in these By-laws, including, without limitation, Section 1.5.3 hereof. The preceding sentence may be repealed or amended only with the affirmative vote of holders of a majority of the shares of the Corporation entitled to vote thereon.'

                                     A-IV-1

                                    ANNEX V

The Rights Agreement shall be amended in the following manner:

          All Sections. Modification of References to 'Board of Directors' and 'the Board'. The Agreement is hereby modified and amended by deleting all references in the Agreement to 'Board of Directors' and 'the Board', with the exception of the reference to the Board of Directors set forth in the first WHEREAS clause of the Agreement, and replacing the references with the following:

             'Rights Agreement Managing Agents'

     Section 1. Amendment of 'Certain Definitions' Section. Section 1(a), which sets forth the definition of 'Acquiring Person', is hereby modified and amended by adding in the sixth line, after the first reference to the phrase 'as a result of':

          'a Qualifying Business Combination or'

     Section 1(g), which contains the definition for 'Continuing Directors', is hereby amended by deleting such definition in its entirety. Section 1(h) shall now be referred to as Section 1(g).

     Section 1(h) is hereby inserted, which shall read in its entirety as follows:

          '1(h) `Qualifying Business Combination' shall mean: (i) any consolidation of the Company with, or merger of the Company with and into, any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger; or (ii) any Person shall consolidate with, or merge with and into, the Company, and the Company shall be the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the shares of Common Stock held by the shareholders of the Company immediately prior to consummation of the consolidation or merger which remain outstanding shall constitute less than 50% of the total number of shares of Common Stock outstanding immediately following consummation of the consolidation or merger; and in case of either (i) or (ii), the consolidation or merger either requires no vote of shareholders of the Company under the Pennsylvania BCL and the Articles of Incorporation of the Company or is approved by the requisite vote of shareholders of the Company as may be required under either the Pennsylvania BCL and the Articles of Incorporation of the Company.'

     Section 1(i) is hereby modified and amended by deleting in its entirety the definition of 'Qualifying Offer' and inserting in its place the following:

          '(i) `Qualifying Offer' shall mean an acquisition of shares of Common Stock pursuant to a tender offer or exchange offer in which a sufficient number of shares of Common Stock of the Company have been tendered and not withdrawn at any expiration date of the offer so that, if purchased by the offeror pursuant to the offer, the offeror and its Affiliates, taking into account shares of Common Stock of the Company then already beneficially owned by the offeror and its Affiliates, would be the beneficial owners of a majority of the outstanding shares of Common Stock of the Company.'

     A new Section 1(j) is inserted, which shall read in its entirety as follows:

          '(j) `Rights Agreement Managing Agents' shall mean those persons designated as such pursuant to Section 2.1 of Article II of the By-Laws of the Company.'

     Sections 1(j), (k), (m) and (n) shall now be referred to as Sections 1(l),
(m), (n), and (o), respectively.

     Section 3. Amendment of 'Issue of Rights Certificates' Section. Section 3(a) is hereby modified and amended by adding the word 'or' immediately before
Section 3(a)(ii). Section 3(a) is further modified and amended by deleting, in its entirety, the following phrase:

          'or (iii) the date on which the Rights Certificates (as hereinafter defined) are distributed in accordance with Section 13(e) hereof'

                                     A-V-1

     Section 3(a)(ii) is further modified and amended by deleting the phrase '(the earliest of (i), (ii) and (iii) being herein referred to as the Distribution Date)' and inserting in its place the following:

          '(the earlier of (i) and (ii) being herein referred to as the Distribution Date)'

     Section 5. Amendment of 'Countersignature and Registration' Section.
Section 5(a) is hereby modified and amended by deleting that Section in its entirety and inserting in its place the following:

          '(a) The Rights Certificates shall be executed on behalf of the Company by one of the Rights Agreement Managing Agents, either manually or by facsimile signature. The Rights Certificates shall be signed, either manually or by facsimilie signature, by the Rights Agent and shall not be valid for any purpose unless so countersigned.'

     Section 13. Amendment of Consolidation, Merger, Sale or Transfer of Assets, Cash Flow or Earning Power Section. Section 13(d) is hereby modified and amended by deleting that section in its entirety and inserting in its place the following:

          'Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a Qualifying Business Combination and a Qualifying Business Combination shall not constitute a Section 13 event.'

          Section 13(e) is hereby deleted in its entirety.

     Section 20. Amendment of 'Duties o f Rights Agent' Section. Section 20(g) is hereby modified and amended by deleting that Section in its entirety and inserting in its place the following:

          '(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Rights Agreement Managing Agents, and to apply to the Rights Agreement Managing Agents for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of the Rights Agreement Managing Agents.'

     Section 23. Amendment of 'Redemption and Termination' Section. Section 23(a) is hereby modified and amended in its entirety to read as follows:

          'The Rights Agreement Managing Agents may, at their option, at any time prior to the earlier to occur of (i) the close of business on the tenth Business Day following the Stock Acquisition Date or (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the 'Redemption Price'). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price as defined in Section 11(d) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Rights Agreement Managing Agents.'

     Section 24. Amendment of 'Notice of Certain Events' Section. Section 24(a)(v) is hereby modified and amended by deleting the phrase 'the Company', which appears after the phrase 'then, in such case,' and inserting in its place the following:

          'the Rights Agreement Managing Agents on behalf of the Company'

     Section 26. Amendment of 'Supplements and Amendments' Section. Section 26 is hereby modified and amended in its entirety to read as follows:

          'Section 26. Supplements and Amendments. At any time prior to the time when the Rights are not redeemable, the Company and the Rights Agent shall, if the Rights Agreement Managing Agents so direct, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock and without the approval of any holders of Rights Certificates. The foregoing notwithstanding, no amendment of Sections 1(a), 1(h), 1(i), 13(d) and this Section 26 shall be permitted until expiration of this Agreement.'

                                     A-V-2

     Section 28. Amendment of 'Duties of Rights Agent' Section. Section 28 is hereby modified and amended by deleting that Section in its entirety and inserting in its place the following:

          'Section 28. Determination and Action by the Rights Agreement Managing Agents. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstaying shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with Section 2553 of the Pennsylvania BCL. The Rights Agreement Managing Agents shall have the exclusive power and authority to administer this Agreement and exercise all rights and powers specifically granted to the Rights Agreement Managing Agents or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (i) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Rights Agreement Managing Agents shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Rights Agreement Managing Agents to any liability to the holders of the Rights.'

     Section 30. Amendment of 'Severability' Section. Section 30 is hereby modified and amended by deleting that last sentence of that Section in its entirety.

                                     A-V-3

                                    ANNEX VI
               INFORMATION CONCERNING THE RIGHTS MANAGING AGENTS

   NAME AND PRINCIPAL BUSINESS ADDRESS                   PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
   -----------------------------------                   ------------------------------------------







                                     A-VI-1

                                APPENDIX 1

[BLUE CONSENT CARD]                                       [FORM OF CONSENT CARD]

                   PRELIMINARY COPY -- SUBJECT TO COMPLETION
                  SOLICITATION ON BEHALF OF ALLIEDSIGNAL INC.
                        AND PMA ACQUISITION CORPORATION

     Unless otherwise indicated below, the undersigned, a shareholder of record of AMP Incorporated (the 'Company') as of the close of business on October 15, 1998 (the 'Record Date'), hereby consents, pursuant to Sections 1766 and 2524 of the Pennsylvania Business Corporation Law and Article IX of the Company's articles of incorporation with respect to all shares of common stock without par value of the Company (the 'Company Common Stock') held by the undersigned, to the taking of the following actions without a meeting of the shareholders of the
Company:

INSTRUCTION: TO CONSENT, WITHHOLD CONSENT OR ABSTAIN FROM CONSENTING TO THE ELECTION OF ALL PERSONS NAMED IN NOMINEE ELECTION PROPOSAL #4 CHECK THE APPROPRIATE BOX BELOW. IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN NOMINEE ELECTION PROPOSAL #4, BUT NOT ALL OF THEM, CHECK THE "CONSENTS" BOX BELOW AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE FOLLOWING SPACE:

                          SHAREHOLDER RIGHTS PROPOSAL

1. Amend Section 2.1 of Article II of the Company By-laws to vest all powers, rights and duties with respect to the Rights Agreement, or any similar agreement, in ________, _______ and _______ (the "Rights Agreement Managing Agents") and so that Section 2.1 as amended may not be amended or repealed without the approval of the Company's shareholders.

               CONSENT [ ]    DOES NOT CONSENT [ ]    ABSTAIN [ ]

                           NOMINEE ELECTION PROPOSALS

1. Amend Section 2.2 of Article II of the Company By-laws (the "Company By-laws"), in its entirety, to fix the number of directors of the Company at twenty-eight and to provide that Section 2.2 as amended may not be amended or repealed without the approval of the Company's shareholders.

               CONSENT [ ]    DOES NOT CONSENT [ ]    ABSTAIN [ ]

2. Amend Section 2.4 of Article II of the Company By-laws to provide that vacancies on the Company's Board of Directors (the "Company Board") created as a result of a shareholder amendment to the Company By-laws may be filled only by a vote of the Company's shareholders and this amendment to Section
   2.4 may be further amended or repealed only with the approval of the Company's shareholders.

               CONSENT [ ]    DOES NOT CONSENT [ ]    ABSTAIN [ ]

3. Amend Section 1.7.2 of Article I of the Company By-laws to (x) clarify that a shareholder seeking to nominate candidates for election to the Company Board pursuant to shareholder action by written consent need not comply with the advance notification provisions of the Company By-laws applicable to the nomination of candidates in connection with meetings of the shareholders and
   (y) provide that this amendment to Section 1.7.2 may be further amended only with the approval of the Company's shareholders.

               CONSENT [ ]    DOES NOT CONSENT [ ]    ABSTAIN [ ]

4. Elect Hans W. Becherer, Lawrence A. Bossidy, Ann M. Fudge, Paul X. Kelley, Peter M. Kreindler, Robert P. Luciano, Robert B. Palmer, Russell E. Palmer, Frederic M. Poses, Donald J. Redlinger, Ivan G. Seidenberg, Andrew C. Sigler, John R. Stafford, Thomas P. Stafford, Richard F. Wallman, Robert C. Winters and Henry T. Yang (the "Nominees") to serve as directors of the Company (or, if any such Nominee is unable to serve as a director of the Company due to death, disability or otherwise, any other person designated as a Nominee by the remaining Nominee or Nominees).

               CONSENT [ ]    DOES NOT CONSENT [ ]    ABSTAIN [ ]

5. The repeal of each provision of the Company By-laws or amendments thereto adopted subsequent to July 22, 1998 and prior to the effectiveness of all of the foregoing actions.

               CONSENT [ ]    DOES NOT CONSENT [ ]    ABSTAIN [ ]

IF NO BOX IS MARKED WITH RESPECT TO THESE PROPOSALS, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSALS, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ABOVE.

The provisions of the Consent Statement dated September 14, 1998 of AlliedSignal Inc. and PMA Acquisition Corporation, which more fully set forth the amendments to the Company By-laws described in item 1 of Shareholder Rights Proposal above and items 1, 2 and 3 of Nominee Election Proposals above, including the precise wording of such amendments (see Annex IV), are incorporated herein by reference.

IN THE ABSENCE OF DISSENT OR ABSTENTION BEING INDICATED ABOVE, THE UNDERSIGNED HEREBY CONSENTS TO EACH ACTION LISTED ABOVE.

The Shareholder Rights Proposal is separate and distinct from the Nominee Election Proposals. Company shareholders may approve the Shareholder Rights Proposal without approving the Nominee Election Proposals, may approve the Nominee Election Proposals without approving the Shareholder Rights Proposal, or may approve all of the Proposals.

        The effectiveness of each of the Nominee Election Proposals is subject to, and conditional upon, the adoption of each of the other Nominee Election Proposals by the holders of record, as of the close of business on the Record Date, of the majority of the shares of Company Common Stock then outstanding. However, if Nominee Election Proposal 5 is not so adopted, AlliedSignal reserves the right to waive, but only with respect to Nominee Election Proposal 5, this condition.
                              PLEASE SIGN EXACTLY AS NAME APPEARS ON STOCK
                              CERTIFICATE OR ON LABEL AFFIXED HERETO. When shares are held by joint tenants, both should sign. In case of joint owners, each joint owner should sign. When signing as attorney, executor, administrator, trustee guardian, corporate officer, etc., give full title as such.
                              Dated ____________________________________, 1998
                              Signature ________________________________
                              Signature if held jointly_________________
                              Title or Authority________________________

                              IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.